Exhibit 10.17(A)
Accel Entertainment, Inc.
August 26, 2022

Michael Marino
Address: xxxxxxxxxxx
e-mail: xxxxxxxxxxxx
Re: Terms of Separation and General Release.
Dear Michael:
This letter confirms the agreement (“Agreement”) between you and Accel Entertainment, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date. August 1, 2022 was your last day of employment with the Company (the “Separation Date”). You hereby acknowledge that you have resigned from all of your positions with the Company as of the Separation Date.
2.Acknowledgment of Payment of Wages. By the next regularly scheduled Company payday following the Separation Date, the Company will provide you with your final pay for all wages, salary, and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.
3.Cessation of Benefits: Your coverage under the Company health care plan will terminate on August 30, 2022. Under applicable law, you may be eligible for continuation coverage for health care benefits, as further described in Section 4(b) below. Further information regarding such benefits will be provided to you separately from our health plan administrator.
4.Severance Benefits. In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth herein, this Agreement becoming effective and irrevocable within 60 days following the Separation Date, and your other promises herein and therein, the Company agrees to provide you with the benefits set forth below. By signing below, you acknowledge that you are receiving the severance benefits described in this Section 4 (the “Severance Benefits”) in consideration for waiving your rights to claims referred to in this Agreement and that the Severance Benefits satisfy all obligations the Company may have to provide you with separation compensation under the terms of your employment agreement with the Company, dated as of March 8, 2020 (the “Employment Agreement”), or otherwise.
a.Cash Severance. The Company shall pay you an aggregate cash payment of $ 707,620.73,which is equal to the sum of the base salary and annual bonus payments you received from the Company during the 12-month period ending on the Separation Date, payable in equal installments during the 12-month period following the Separation Date in accordance with the Company’s normal payroll policies subject to applicable withholdings, starting with the first payroll period immediately following the date this Agreement becomes effective and non-revocable (so long as this Agreement becomes effective and non-revocable on before the 60th day following the Separation Date), with the first payment to include those payments that would have occurred earlier but for such delay.
b.COBRA. Provided that you are then eligible for and timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay or reimburse you for the monthly COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of (a) the 12-month anniversary of the Separation Date, and (b) the date you become eligible for substantially comparable group health insurance coverage under another employer’s plans (the “COBRA Premium Period”). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of paying or reimbursing such premiums, the Company will instead pay you a fully taxable cash payment equal to the applicable COBRA premiums for any calendar month, subject to applicable tax withholding, which payments you may, but are not obligated to, use toward the cost of COBRA premiums.
5.General Release and Waiver of Claims.
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, contractual severance, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including pursuant to the Employment Agreement. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other Federal, state, or other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Agreement.
6.Covenant Not to Sue.
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
7.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Agreement does not limit your right to receive an award for information provided to any Government Agencies.
8.Return of Company Property. You hereby warrant to the Company that you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control on or prior to the Separation Date.
9.Proprietary Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Employment Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
10.Equity. All of your Company stock options and restricted stock units that were not vested as of the Separation Date were cancelled for no consideration on the Separation Date. All of your vested Company stock options will remain exercisable for a period following the Separation Date as provided by the terms of the Company’s Long Term Incentive Plan and the applicable stock option award agreement.
11.Non-Disparagement. You agree not to disparage the Company or the Company’s current and former officers, directors, members, employees, parents, subsidiaries, affiliates and agents, in any manner likely to be harmful to them or their business or personal reputations. The Company agrees not to disparage you in any manner likely to be harmful to you or your personal reputation; provided that the Company’s obligations under this Section 11 shall extend only to the Company’s current officers and directors and only for so long as they are officers and directors of the Company. This prohibition shall not prevent you or the Company from responding accurately and fully to any question, inquiry or request for information when required by legal process.
12.Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Cook County, Illinois through JAMS in accordance with the Employment Agreement, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether arising in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
13.Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
14.Confidentiality. The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
15.No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
16.Complete and Voluntary Agreement. This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including the Employment Agreement and you acknowledge that you are not entitled to any payments or benefits under the Employment Agreement. However, you acknowledge that the provisions of the Employment Agreement that by their terms are intended to survive any termination or expiration of the Employment Agreement shall so survive, including without limitation Section 6.2 (Conflict of Interests; Non-Competition), Section 6.3 (Non-Solicitation), Section 6.4 (Confidential and Proprietary Information), Section 6.5 (Work Product), and Section 6.6 (Cooperation). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17.Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
18.Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be admissible in any legal proceeding as if an original.
19.Review of Separation Agreement; Expiration of Offer. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this Agreement and that the Severance Benefits to be provided to you pursuant to Section 4 will be provided only after the expiration of that seven (7) day revocation period, and will not be provided to you if you do not execute and deliver this Agreement or if such seven (7) day revocation period does not expire on or prior to the 60th day following the Separation Date.
20.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

[Remainder of Page Intentionally Left Blank]

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.
Sincerely,
ACCEL ENTERTAINMENT, INC.

By: /s/ Andrew Rubenstein
Andrew H. Rubenstein
President and Chief Executive Officer
READ, UNDERSTOOD AND AGREED
/s/ Michael Marino Date: 8/31/22
Michael Marino